UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cardinal Health, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2024
On September 16, 2024, Cardinal Health, Inc. (the “Company”) filed its definitive proxy statement (as updated by the supplement to the proxy statement filed by the Company on October 2, 2024, the “Proxy Statement”) for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually at 8:00 a.m., Eastern Time, on Wednesday, November 6, 2024.
The Company is filing this supplement to the Proxy Statement solely for the purpose of including the required Inline XBRL tagging of certain disclosures found on page 61 of the Proxy Statement, which Inline XBRL tagging was inadvertently omitted. Other than the inclusion of Inline XBRL tagging, which is set forth below, this supplement does not modify any other information set forth in the Proxy Statement.
Information on how to vote your shares or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.
* * * *
Application of Clawback Policy to Correction of Accounting Error in Form 10-K
We disclosed in our Annual Report on Form 10-K filed with the SEC on August 14, 2024 that, in accordance with the applicable accounting guidance, we had revised prior period financial statements after identifying a longstanding accounting error and determining that correcting the error in the current period would be material to our fiscal 2024 results. The error related to revenue recognition of third-party payor contracts within the at-Home Solutions operating segment. We included revised financial statements in the Form 10-K that corrected this error as well as other unrelated immaterial errors. As noted in the Form 10-K, the error correction disclosed in the Form 10-K was a restatement that required a recovery analysis under the Clawback Policy.
As noted above, the Clawback Policy only applies to incentive-based compensation received by covered executives after October 2, 2023 (i.e., fiscal 2024 annual cash incentive awards and Fiscal 22-24 PSUs). We determined that no recovery was required under the Clawback Policy because the annual incentive and PSU payouts were received after we had identified the accounting error and therefore were calculated based on the revised results reflecting the correction of the accounting error. We also determined that the revision to the financial statements did not impact the actual TSR achieved with respect to the relative TSR modifier for the PSUs. Among other things, the Compensation Committee consulted a nationally recognized valuation consultancy as part of the Committee reaching its conclusion.
Separate from the recovery analysis under the Clawback Policy, we also determined that no recovery should be sought under the discretionary, fault-based contractual provisions in our MIP and long-term incentive plans because there were no indications of employee misconduct related to the accounting error within the at-Home Solutions operating segment that caused or contributed to the need to restate previously filed financial statements.